CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-51603, 333-27437 and 333-63659) of our report dated September 10, 1999 relating to the financial statements and supplemental schedules, which appears in Tandy Corporation's Annual Report of the Tandy Fund on Form 11-K for the year ended March 31, 1999.




/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
September 24, 1999